Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

January 11, 2010 and the Prospectus dated April 27, 2009

Registration No. 333-158801

January 14, 2010

JARDEN CORPORATION

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Dollar Notes

Aggregate Principal Amount:	$275.0 million

Title of Securities:	7 1/2% Senior Subordinated Dollar Notes due 2020

Issue Price:	99.139%, plus accrued interest, if any

Coupon:	7.500%

Yield Per Annum:	7.625%

Gross Proceeds:	$275,000,000

Net Proceeds before Underwriting Discount:	$272,632,250

Underwriting Discount:	2.00%

Net Proceeds to Jarden before Estimated Expenses:	$267,132,250

Optional Redemption:	Except as described below, the dollar notes are not redeemable before January 15, 2015. The dollar notes will be redeemable by the Company, in whole or in part, on or after January 15, 2015 at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest:

Date	Price
2015	103.750%

2016	102.500%

2017	101.250%

2018 and thereafter	100.000%

At any time prior to January 15, 2015, the Company may also redeem all or a part of the dollar notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of dollar notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of the dollar notes on the relevant record date to receive interest due on the relevant interest payment date.

Optional Redemption with Equity Proceeds:	In addition, up to 35% of the dollar notes will be redeemable by the Company before January 15, 2013 at a price equal to 107.500% of their principal amount.

Underwriters:	Deutsche Bank Securities Inc. Barclays Capital Inc. Goldman, Sachs & Co. Santander Investment Securities Inc. SunTrust Robinson Humphrey, Inc. UBS Securities LLC Wells Fargo Securities, LLC

Allocation:	Name	Principal Amount of Notes to be Purchased
	Deutsche Bank Securities Inc.	$110,000,000

	Barclays Capital Inc.	$110,000,000

	Goldman, Sachs & Co.	$8,828,000

	Santander Investment Securities Inc.	$8,828,000

	SunTrust Robinson Humphrey, Inc.	$19,688,000

	UBS Securities LLC	$8,828,000

	Wells Fargo Securities, LLC	$8,828,000

CUSIP/ISIN Numbers:	CUSIP: 471109 AD0 ISIN: US471109AD08

Euro Notes

Aggregate Principal Amount:	€150.0 million

Title of Securities:	7 1/2% Senior Subordinated Euro Notes due 2020

Issue Price:	98.286%, plus accrued interest, if any

Coupon:	7.500%

Yield Per Annum:	7.750%

Gross Proceeds:	€150,000,000

Net Proceeds before Underwriting Discount:	€147,429,000

Underwriting Discount:	2.00%

Net Proceeds to Jarden before Estimated Expenses:	€144,429,000

Optional Redemption:	Except as described below, the euro notes are not redeemable before January 15, 2015. The euro notes will be redeemable by the Company, in whole or in part, on or after January 15, 2015 at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest:

Date	Price
2015	103.750%

2016	102.500%

2017	101.250%

2018 and thereafter	100.000%

At any time prior to January 15, 2015, the Company may also redeem all or a part of the euro notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of euro notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of the euro notes on the relevant record date to receive interest due on the relevant interest payment date.

Optional Redemption with Equity Proceeds:	In addition, up to 35% of the euro notes will be redeemable by the Company before January 15, 2013 at a price equal to 107.500% of their principal amount.

Underwriters:	Deutsche Bank Securities AG, London Branch Barclays Bank PLC Goldman Sachs International Banco Santander, S.A. UBS Limited Wells Fargo Securities International Limited

Allocation:	Name	Principal Amount of Notes to be Purchased
	Deutsche Bank Securities AG, London Branch	€60,000,000

	Barclays Bank PLC	€60,000,000

	Goldman Sachs International	€7,500,000

	Banco Santander, S.A.	€7,500,000

	UBS Limited	€7,500,000

	Wells Fargo Securities International Limited	€7,500,000

ISIN Numbers:	ISIN: XS0478972465

Euro Notes and Dollar Notes

Final Maturity Date:	January 15, 2020

Interest Payment Dates:	January 15 and July 15

Record Dates:	January 1 and July 1

First Interest Payment Date:	July 15, 2010

Offering Size	$492,200,000 (this represents an increase of $92,200,000 from the offering size in the Preliminary Prospectus Supplement)

Estimated Offering Expenses:	$16,800,000

Change of Control:	101%

Trade Date:	January 14, 2010

Settlement Date:	January 20, 2009 (T+3)

Distribution:	SEC Registered (Registration No. 333-158801)

Listing	None

Jarden Corporation and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Jarden Corporation and the guarantors have filed with the SEC for more complete information about Jarden Corporation, the guarantors and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, Jarden Corporation, the guarantors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free 1-800-503-4611 or by e-mailing a request to prospectusrequest@list.db.com or by calling Barclays Capital Inc. toll-free 1-888-603-5847 or by e-mailing a request to Barclaysprospectus@broadridge.com.